Prospectus Supplement dated September 16, 2003 to the Prospectus Supplement dated September 8, 2003 (To Prospectus dated August 4, 2003)

$739,500,000 (APPROXIMATE)

ASSET-BACKED PASS-THROUGH CERTIFICATES,                      [LOGO OF AMERIQUEST
SERIES 2003-9                                                MORTGAGE COMPANY]

AMERIQUEST MORTGAGE SECURITIES INC.
DEPOSITOR

AMERIQUEST MORTGAGE COMPANY
ORIGINATOR AND MASTER SERVICER

         The Pass-Through Rate on the table on page S-4 for the Class AF-2 Certificates is deleted and replaced with 3.220%.

         The Pass-Through Rate on the table on page S-4 for the Class AF-3 Certificates is deleted and replaced with 5.360%.

         The third paragraph on page S-6 is deleted in its entirety and replaced with the following:

         The pass-through rates for the Class AF-2 Certificates and the Class AF-3 Certificates are 3.220% and 5.360%, respectively, and both are subject to a rate cap and subject to increase as more fully described under "Description of the Certificates--Pass-Through Rates" in this prospectus supplement.

         The second and third paragraphs under "Description of the Certificates--Pass-Through Rates" beginning on page S-70 are deleted in their entirety and replaced with the following:

                  The Pass-Through Rate on any Distribution Date with respect to the Class AF-2 Certificates will equal the lesser of (a) 3.220% per annum in the case of each Distribution Date through and including the first Distribution Date on which the aggregate principal balance of the Mortgage Loans (and properties acquired in respect thereof) remaining in the Trust is reduced to less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date, or 3.720% per annum, in the case of any Distribution Date thereafter and (b) the related Net WAC Pass-Through Rate for such class for such Distribution Date.

                  The Pass-Through Rate on any Distribution Date with respect to the Class AF-3 Certificates will equal the lesser of (a) 5.360% per annum in the case of each Distribution Date through and including the first Distribution Date on which the aggregate principal balance of the Mortgage Loans (and properties acquired in respect thereof) remaining in the Trust is reduced to less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date, or 6.360% per annum, in the case of any Distribution Date thereafter and (b) the related Net WAC Pass-Through Rate for such class for such Distribution Date.

This Prospectus Supplement may be used to offer or sell the certificates offered hereby only if accompanied by the Prospectus Supplement dated September 8, 2003 and Prospectus dated August 4, 2003.

UNTIL 90 DAYS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT, ALL DEALERS EFFECTING TRANSACTIONS IN THE CERTIFICATES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


RBS Greenwich Capital                             Banc of America Securities LLC
                  (Joint Lead Managers and Joint Book Runners)
 Merrill Lynch & Co.                                      Morgan Stanley
                                  (Co-Managers)